Exhibit 10.33

Norwegian Shipbrokers’ Association’s Memorandum of Agreement for sale and purchase of ships. Adopted by The Baltic and International Maritime Council (BIMCO) in 1956.
Code-name
SALEFORM 1993
Revised 1966, 1983 and 1986/87.

Dated: 7th February 2005

MS “E.R. Wellington” Schiffahrtsgesellschaft GmbH & Co. KG c/o E.R. Schiffahrt GmbH & Cie. KG

Bei den Mühren 1, 20457 Hamburg/Germany

hereinafter called the Sellers, have agreed to sell, and

WELLINGTON MARINE INC.
80 Broad Street Monrovia, Liberia C/o DANAOS SHIPPING CO LTD 14, Akti Kondyli
185 45 Piraeus Greece

hereinafter called the Buyers, have agreed to buy

Name: E.R. WELLINGTON

Classification Society/Class: GL

Built: 2004	By: Hyundai Samko, Korea

Flag: Liberia	Place of Registration: Monrovia

Call Sign: A8EGS	~~Grt/Nrt~~GT/NT: 41,855 / 25,310

Register Number: 205

hereinafter called the Vessel, on the following terms and conditions:

Definitions

“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

“Classification Society” or “Class” means the Society referred to in line 4.

1.        Purchase Price US$ 61,750,000 (Ie Untied States Dollars Sixty One Million, Seven Hundred and Fifty Thousand)

2.        Deposit

As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price within 3 (three)                      banking days after ~~from the date of this~~ Agreement has been signed by both parties by fax and the tripartise agreement is signed by Sellers Buyers and CSAV as Charterers (see clause 17). This deposit shall be placed with

Bank: HSH Nordbank
Accn-Nr. 1100 172 693
Swift: HSH NDE HH

and held by them in a joint account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers. Interest, ~~if any~~, to be credited ~~to the~~ and split between the Buyers and Sellers equally. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the Buyers. Also a further 10% to be in the form of corportate guarantee, as per attached wording, to be

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3.        Payment

The said Purchase Price shall be paid in full free of bank charges to

Bank: HSH Nordbank

BLZ: 200 500 00

Accnt-Nr. USD: 1100152521

IBAN USD: DE86210500001100152521

Swift: HSH NDE HH

on delivery of the Vessel, ~~but not later than 3 banking days after the Vessel is in every respect physically ready for delivery~~ in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.

4.        Inspections

a)*                  The Buyers have inspected and accepted the Vessel’s classification records. The Buyers have also inspected the Vessel ~~at/in on~~ and have accepted the Vessel following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement. Sellers to permit Buyers to have access to vessels class records at any time prior to vessels delivery within Germanischer Lloyds normal office hours at Buyers cost and expenses. The relative authorisation to be sent to GL shortly after sale is definite and deposit and corporate guarantee lodged/provided

~~b)*                 The Buyers shall have the right to inspect the Vessel’s classification records and declare whether same are accepted or not within~~

~~The Sellers shall provide for inspection of the Vessel at/in~~

~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred. The Buyers shall inspect the Vessel without opening up and without cost to the Sellers. During the inspection, the Vessel’s deck and engine log books shall be made available for examination by the Buyers. If the Vessel is accepted after such inspection, the-sale shall become outright and definite, subject only to the terms and conditions of this Agreement, provided the Sellers receive written notice of acceptance from the Buyers within 72 hours after completion of such inspection.~~

~~Should notice of acceptance of the Vessel’s classification records and of the Vessel not be received by the Sellers as aforesaid, the deposit together with interest earned shall be released immediately to the Buyers, whereafter this Agreement shall be null and void.~~

*                            4 a) and 4b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4a) to apply.

5.                         Notices, time and place of delivery. See also clause 17

a)                         The Sellers shall keep the Buyers well informed of the Vessel’s itinerary after 90 days notice has been tendered and shall provide the Buyers with 90, 60, 45, 30, 20, 10, 7 5, 3, and 1 days notice of the estimated time of arrival at the intended place of ~~drydocking/underwater inspection/~~delivery. When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

~~b)                        The Vessel-shall be delivered and taken over safely afloat at a safe and accessible berth or anchorage at/in~~

~~in the Sellers’ option.~~

~~Expected time of delivery:~~

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c)                         If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within 7 running days of receipt of the notice or of accepting the new date as the new cancelling date. If the Buyers have not declared their option within 7 running days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.

If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.

d)                        Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6. Drydocking/Divers Inspection

a~~)**           The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line the extent of the inspection being in accordance with the Classification Society’s rules, IF the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation*.~~

b)**          (i) The Vessel is to be delivered without drydocking. However, the Buyers shall have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. The Sellers shall at their cost make the Vessel available for such inspection. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the port of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place near to the delivery port.

However, not withstanding what has been mentioned above, if any damage is found to the rudder, propeller, bottom or other underwater parts below the deepest load line which in the opinion of class would impose a class condition, but does not affect vessel’s ability to trade until next scheduled drydocking, Buyers and Sellers shall agree to an amount of compensation to be deducted from the purchase price and Buyers shall accept delivery of the vessel including the condition(s) raised by the divers inspection.

If Sellers and Buyers cannot agree a compensation figure within 1 working day, then the figure to apply is to be the average quotes of estimated costs of repairs obtained from 2 first class yards. If the vessel delivers in the Far East then estimated cost of repairs to be obtained from 2 First Class Far Eastern yards, if the vessel delivers in Europe then estimated cost of repairs to be obtained from 2 First Class European yards, one appointed by the Sellers and one appointed by the Buyers. Compensation is to be the direct actual costs of repairs excluding drydock time, services and off-hire.

If any damage is found to the underwater parts which in the opinion of class would impose a class condition and can not be postponed until the next drydocking, then drydocking arrangements as per clause 6 (b) (ii) and (b) (iii) below shall apply with Buyers right to attend same as observers only without interference to Sellers work.

Fees for class attendance during divers inspection to be for Buyers account.

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exemption permission is being granted by Germanischer Lloyd to trade until the next scheduled drydocking then unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good by the Sellers at their expense to the satisfaction of the Classification Society without condition/recommendation*. In such event the Sellers are to pay also for the cost of the underwater inspection and the Classification Society’s attendance.

(iii) If the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable drydocking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the purpose of this Clause, become the new port of delivery. In such event the cancelling date provided for in Clause 5 b) shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of 14 running days.

c)        If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above

(i) the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society’s rules for tailshaft survey and consistent with the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel’s class, those parts shall be renewed or made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation*.

(ii) the expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective or broken so as to affect the Vessel’s class*.

(iii) the expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society’s fees shall be paid by the Sellers if the Classification Society issues any condition/recommendation* as a result of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers shall pay the aforesaid expenses, dues and fees.

(iv) the Buyers’ representative shall have the right to be present in the drydock, but without interfering with the work or decisions of the Classification surveyor.

(v) the Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Sellers’ or the Classification surveyor’s work, if any, and without affecting the Vessel’s timely delivery. If, however, the Buyers’ work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers’ work shall be for the Buyers’ risk and expense. In the event that the Buyers’ work requires such additional time, the Sellers may upon completion of the Sellers’ work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether the Vessel is in drydock or not and irrespective of Clause 5 b).

*                            Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

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7.        Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore and on order. All spare parts and spare equipment ~~including spare tail and shaft(s) and/or spare propeller(s)/propeller, blade(s), if any,~~ belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers’ property, ~~but spares on order are to be excluded.~~ Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts ~~including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s)~~ which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment shall be included in the sale without extra payment ~~if they are the property of the Sellers~~. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they replace same with similar unmarked items. Library, forms, etc., exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation. Captain’s, Officers’ and Crew’s personal belongings including the slop chest are to be excluded from the sale, as well as the following additional items (including items on hire): items currently on hire: (though it is understood that hired items may be added at a later stage)

• Globe Wireless Equipment incl. SSAS System

• Seagull/ Videotel training software and videos not owners property and have to be returned.

• Weather Observation Instruments from DWD is property of the Federal Republic of Germany. (It consists of a laptop PC, a barograph, a barometer, a thermometer and a bucket.)

The Buyers shall take over the remaining ~~bunkers and~~ unused lubricating oils in ~~storage tanks and~~ unbroached ~~sealed~~ drums and designated storage tanks at Sellers last net paid prices as evidenced by vouchers/suppliers invoices, including discounts ~~pay the current net market price (excluding barging expenses) at-the port and date of~~ on delivery of the Vessel. Bunkers to be paid at Sellers last net paid prices as evidenced by vouchers/suppliers invoices, including discounts in the event of charter free delivery.

Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

8.        Documentation

The place of closing: Hamburg, Germany

In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents which may be reasonably required for the legal transfer of the vessel and for her registration under new flag and ownership. ~~namely~~ such list to be incorporated in an addendum to this MoA:

~~a)                         Legal Bill of Sale in a form recordable in                                    (the country in which the Buyers are to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages and-maritime liens or any other debts or claims whatsoever, duly notarially attested and legalized by the consul of such country or other competent authority.~~

~~b)                        Current Certificate of Ownership issued by the competent authorities of the flag state of the Vessel.~~

~~c)                         Confirmation of Class issued within 72 hours prior to delivery.~~

~~d)                        Current Certificate issued by the competent authorities stating that the Vessel is free from~~

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~~deletion appropriate to the vessels registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel’s registry forthwith and furnish a Certificate or other official evidence of deletion to the Buyers promptly and latest within 4 (four) weeks after the Purchase Price has been paid and the Vessel has been delivered.~~

~~f)                           Any such additional documents as may reasonably be required by the competent authorities for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement.~~

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel’s log books but the Buyers to have the right to take copies of same.

9.        Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters unless vessel is delivered as per Clause 17 of Appendix No. 1 to the M.o.A., encumbrances, mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.      Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.

11.      Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted. However, the Vessel shall be delivered with her GL class fully maintained without condition/recommendation*, free of average damage affecting the Vessel’s class, and with her classification certificates and national certificates, as well as all other certificates the Vessel had at the time of inspection, valid and unextended without condition/recommendation* by Class or the relevant authorities at the time of delivery. All continuous survey cycles to be fully up to date at time of delivery. The Sellers shall notify the Classification Society of any matters coming to their knowledge prior to delivery which upon being reported to the Classification Society would lead to the withdrawl of the vessels class or to the imposition of a recommendation relating to her class. “Inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4 a) or 4 b), if applicable, or the Buyers’ inspection prior to the signing of this Agreement. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

*                            Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12.      Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings unless

c)                         Any dispute arising out of this Agreement shall be referred to arbitration at London, subject to the procedures applicable there. The laws of LMAA shall govern this Agreement.

*                            16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16 a) to apply.

clauses 17 to 24 attached to form an integral part of this MoA.

For The Sellers

/s/ A. Schumacher
A. SCHUMACHER

For the Buyers

/s/ illegible
illegible

This document is a computer generated copy of “SALEFORM 1993”, printed by authority of the Norwegian Shipbrokers’ Association, using software which is the copyright of Strategic Software Ltd. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the preprinted text of this document, the original document shall apply. The Norwegian Shipbrokers’ Association and Strategic Software Ltd. assume no responsibility for any loss or damage caused as a result of discrepancies between the original approved document and this document.

13.                  Buyers’ default

Should the deposit not be paid and/or the Corporate Guarantee have not been provided in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.

Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14.                  Sellers’ default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.

Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15.                  Buyers’ representatives

After this Agreement has been signed by both parties and the deposit and Corporate Guarantee has been lodged, the Buyers have the right to place two representatives on board the Vessel at their sole risk and expense for the last 90 days prior to the intended delivery date ~~upon arrival at on or about~~

These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The Buyers’ representatives shall sign the Sellers’ letter of indemnity prior to their embarkation.

Buyers can send maximum 1 representative to inspect each vessel twice per annum only during port stay and without interferance or delay to the vessel/schedule

16.                  Arbitration

a)*                  This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1950 and 1979 or any statutory modification or re-enactment thereof for the time being in force, ~~one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party’s arbitrator; that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final~~. In the case of dispute one single arbitrator to be nominated by the President of LMAA upon request of either party whose decision shall be final.

~~b)*                 This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Law of the State of New York and should any dispute arise out of this Agreement, the matter in dispute shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for purpose of enforcing any award, this Agreement may be made a rule of the Court.~~

Appendix No 1
to the Memorandum of Agreement dated 7th February 2005
(the “M.O.A.”)
relating to m/v “ER Wellington” (the “Vessel”)
MS “E.R. Wellington” Schiffahrtsgesellschaft GmbH & Co. KG (the “Sellers”)
and
Wellington Marine INC. Liberia (“Buyers”)

Clause 17

MV ‘E.R. Wellington’ to be delivered in September 2007 either Time Charter Free in which case the ship to be delivered cargo free in either 1 safe port Singapore/S. Japan range or in sellers option 1 safe port in Hamburg/Rotterdam range or with the balance of her Time Charter to CSAV as per charter party dated 02nd October 2003 at USD 29250 pd less 1.25 pct total commission until min 21-Sept/max-21-December 2007 in which case the Vessel to be delivered in a mutually agreed convenient safe port within the charterers trading range between 15th September/15th October 2007 with cancelling date 15th October 2007 with cargo as on board and without affecting vessels schedule and charterers port/cargo operations. If buyers do not agree to owners proposed port of delivery and as a consequence the delivery is thereby delayed the cancelling date to be extended accordingly.

The vessel to be delivered in a safe port safely afloat, free of encumbrances, free of stowaways and free of maritime liens, mortgages or any other taxes, debts or claims whatsoever. Buyers have received a copy of the above Charter Party dated 2nd October 2003 and have approved same.

Clause 18

Sellers to guarantee that upon signing this Memorandum of Agreement to the best of their knowledge the vessel is not blacklisted.

Clause 19

All instruction books, drawings, plans and manuals, onboard or ashore in owners/managers office that are in sellers possession are to be delivered to the Buyers. Owners to forward office set as soon as possible after delivery to Buyers nominated office. After sale is definite and Buyers have duly fulfilled all their obligations under the MoA Sellers shall provide one set of copies for both vessels of the following plans / documents in order buyers to construct their standard ANKO loading software. All forwarding costs to be for Buyers account.

• Capacity plan
• General Arrangement
• Loading Manual
• Trim and Stability booklet

• Cross Curves
• Ullage tables/ Sounding tables for every compartment
• Longitudinal distribution of lightweight or relevant strength information
• Permissible Shear Force and Bending moments limits
• Midship section
• Tank top strength
• Position of draught marks
• Copy of the Loadline Certificate

• Lines Plan or Offset Tables

In case the above are not available, the following are needed:

• Docking plan
• Shell expansion
• Construction drawings (frames): Aft & fore parts and at the engine room area
• Bonjean Curves

Clause 20

Vessel to be delivered with a full set of container lashing as per her cargo securing manual and in accordance with Osha rules and regulations which to be verified by a joint survey between Buyers and Sellers representatives. In case insufficient amount of lashing gears, Sellers to make cash compensation to Buyers at delivery.

Clause 21

Sellers to supply to buyers one 1/200 model of 4300 Teu sister vessels when received from the Building yard in 2007 after delivery of the vessels to Buyers. All forwarding costs to be for Buyers account.

Clause 22

Negotiations and sale, if any, to be kept strictly private and confidential.

Clause 23

See addition in Clause 12.

Sellers to produce a class maintenance certificate in accordance with clause 11 of the MoA dated no more than 3 days prior to the date of delivery

Clause 24

This MoA to be signed and executed simultaneously with the MoA for “E.R Auckland”

For and on behalf of Sellers	For and on behalf of Buyers

/s/ illegible	/s/ illegible
MS “E.R. Wellington” Schiffahrtsgesellschaft GmbH & Co. KG	Wellington Marine INC. Liberia